Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-148906
and Registration No. 333-153311
PROSPECTUS SUPPLEMENT
September 18, 2009
(To prospectus dated September 12, 2008)

Zynex, Inc.

2,273,006 shares of
common stock

This prospectus supplement supplements the prospectus dated September 12, 2008, relating to the resale by selling stockholders of 2,273,006 shares of common stock of Zynex, Inc. (“we” or “our”) issuable upon exercise of outstanding warrants.  This prospectus supplement should be read in conjunction with the prospectus dated September 12, 2008, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements thereto.

Selling Security Holders

Ascendiant Capital Group, LLC (“Ascendiant”) is a selling stockholder for shares of common stock which include shares that have underlied warrants issued to Ascendiant in 2006 in connection with a bridge loan as described in Note 3 to the Consolidated Financial Statements for the year ended December 31, 2007 in the prospectus.  The warrants were exercisable for the purchase of 429,867 shares at $0.39 per share.  With the adoption of Emerging Issues Task Force (EITF) 07-5 effective January 1, 2009, these warrants were determined to require liability classification on the Company’s financial statements because of certain provisions that could have resulted in an adjustment to their exercise price (see Note 7 to the unaudited Condensed Consolidated Financial Statements in the Company’s Form 10-Q Report for the quarter ended June 30, 2009, which is in a separate Supplement to the prospectus).  In September 2009, the Company and Ascendiant entered into an agreement with the following terms:

•	Ascendiant will exercise via cash payment the warrants for the remaining 329,687 shares of common stock under the warrants by September 30, 2009.

•	The exercise price under the warrants is reduced to $0.32, which generates $105,500 to the Company.

•	The broker-dealer affiliate of Ascendiant will implement an investor program for the Company and also support any merger and acquisition activity of the Company.

•	The Company will issue 100,000 shares of unregistered common stock as consideration for the early exercise of the warrants and for the additional services in lieu of any cash fees.

Ascendiant has exercised the warrants as contemplated by that agreement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus supplement is dated September 18, 2009